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                                                                   Exhibit 4.28




                                  May 19, 2000



Vision Twenty-One, Inc.
7360 Bryan Dairy Road, Suite 200
Largo, FL 33777

Attention: Bruce Maller, Chairman of the Board

Gentlemen:

         We refer to the Amended and Restated Credit Agreement dated as of July 1, 1998, as amended, between you and us (the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meaning herein as such terms are defined in the Credit Agreement.

         The Borrower has advised the Banks that the Borrower has entered into an Agreement and Plan of Merger and Reorganization, dated as of February 10, 2000 (the "Merger Agreement"), among the Borrower, Opticare Health Systems, Inc. (the "Parent"), and OC Acquisition Corp., a wholly-owned subsidiary of the Parent ("Merger Sub"), pursuant to which the parties intend to merge Merger Sub with and into the Borrower subject to the terms and conditions thereof which include, among other things, restructuring the Obligations owing to the Banks on terms and conditions mutually agreed upon by the Borrower and the Banks. While the Borrower and the Banks have initiated discussions and due diligence concerning the Merger and any proposed restructuring of the Obligations, the Borrower acknowledges that the Banks have not consented to the Merger nor have the Banks agreed to any terms and conditions relating to any restructuring of the Obligations. In the meantime, however, the Borrower intends to continue to sell the remaining physician practice management groups operated by the Borrower and its Subsidiaries (collectively being referred to herein as the "PPM Businesses") and use a portion of the proceeds from the sale of the PPM Businesses to meet its reasonable and necessary operating expenses.

         To afford the Borrower an opportunity to proceed with the transactions described above, the Borrower has requested that (i) the Banks extend the temporary waiver period provided for in Sections 2.1 and 2.2 of that certain Seventh Amendment and Waiver to Credit Agreement dated as of December 10, 1999, among the Borrower, the Banks, and the Agent (the "Seventh Amendment") (as further amended, in part, by a December 30, 1999, letter agreement, a February 29, 2000, letter agreement, a March 24, 2000, letter agreement, and an April 14, 2000, letter agreement, and a May 5, 2000, letter agreement, in each case between the Borrower, the Banks and the Agent) and, in addition, that the Banks temporarily waive any non-compliance by the Borrower as of December 31, 1999, and as of March 31, 2000, with Sections 8.8 (Total




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Vision Twenty-One, Inc.
May 19, 2000
Page 2



Funded Debt/Adjusted EBITDA Ratio), 8.10 (Interest Coverage Ratio), and 8.11 (Debt Service Coverage Ratio) of the Credit Agreement and the Borrower's non-compliance with Section 8.5(b) of the Credit Agreement with respect to the timely delivery of the Borrower's March 31, 2000, financial statements, in each case to the earlier of June 2, 2000, or the termination of the Merger Agreement pursuant to its terms (the earlier of such dates being referred to herein as the "Waiver Termination Date"), (ii) Bank of Montreal extend the Bridge Loan Period from May 19, 2000, to the Waiver Termination Date, and (iii) postpone the due date for the payment of principal, interest and unused commitment fees otherwise due on or before May 19, 2000, to the Waiver Termination Date. By signing below, the Banks (including Bank of Montreal with respect to the Bridge Loan Commitment) hereby agree to extend the waiver period provided in Sections
2.1 and 2.2 of the Seventh Amendment from May 19, 2000, to the Waiver Termination Date, temporarily waive any non-compliance by the Borrower as of December 31, 1999, and March 31, 2000, with Sections 8.8 (Total Funded Debt/Adjusted EBITDA Ratio), 8.10 (Interest Coverage Ratio), and 8.11 (Debt Service Coverage Ratio) of the Credit Agreement and the Borrower's non-compliance with Section 8.5(b) of the Credit Agreement with respect to the timely delivery of the Borrower's March 31, 2000, financial statements through the period ending on the Waiver Termination Date, agree to extend the Bridge Loan Period to the Waiver Termination Date, and agree to postpone the due date for the payment of principal, interest, and unused commitment fees otherwise due on or before May 19, 2000, to the Waiver Termination Date, provided that:

                  (a) the Borrower agrees to promptly provide to the Banks copies of any instruments and documents entered into or proposed to be entered into in connection with the Merger (including, without limitation, any executed shareholder lock-up agreements) and to promptly advise the Banks of any termination, amendment, or waiver of the Merger Agreement or of any material breach thereof by any party thereto, in each case subject to its directors' fiduciary duties;

                  (b) until the Obligations are paid in full, the Borrower shall provide to the Banks a weekly Budget pursuant to Section 1.14(f) of the Credit Agreement and such Budget shall be subject to the Approved Budget and reconciliation procedures set forth therein, regardless of whether or not then being accompanied by a request for a Borrowing of Bridge Loans;

                  (c) at all times on and after the date hereof (i) all proceeds from the sale of any assets of the Borrower and its Subsidiaries (including, without limitation, proceeds from the sale of the PPM Businesses or any part thereof), and (ii) cash receipts arising from the operation of the business of the Borrower and its Subsidiaries not applied pursuant to an Approved Budget, shall in each case be remitted promptly upon receipt to the Agent; and



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Vision Twenty-One, Inc.
May 19, 2000
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                  (d) except to the extent applied to payments pursuant to an
         Approved Budget or applied to the Obligations owing to the Banks, proceeds received pursuant to clause (c) above shall be held by the Agent as collateral for the remaining Obligations owing to the Banks (the Agent hereby being granted a Lien on and right of set-off for the benefit of the Banks against all such amounts so held).

The Borrower hereby acknowledges and agrees to the foregoing conditions. The Borrower also hereby acknowledges and agrees that (i) the consummation of the Merger and of any restructuring of the terms and conditions relating to the Obligations shall in each case be subject to the Banks' consent, which may be given or withheld in their discretion and (ii) any sale of the Borrower's or its Subsidiaries' assets or businesses shall be subject to the prior written consent of the Banks, and all proceeds from any such sale represent proceeds of the Banks' Collateral, to be held by the Agent or applied to the Obligations pursuant to the terms of the Credit Agreement as modified hereby.

         Except as specifically modified hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall stand and remain unchanged and in full force and effect. This waiver shall become effective upon the execution and delivery hereof by each of the Banks and the Borrower as set forth below. This waiver may be executed in counterparts and by different parties on separate counterpart signature pages, each of which shall be an original and all of which taken together shall constitute one and the same instrument. This waiver shall be governed by, and construed in accordance with, the laws of the State of Illinois.


                          [SIGNATURE PAGES TO FOLLOW]



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Vision Twenty-One, Inc.
May 19, 2000
Page 4



         This waiver letter is entered into by and among the parties hereto as of the date first above written.

BANK OF MONTREAL, in its individual       BANK ONE TEXAS, N.A.
capacity as a Bank and as Agent


By: /s/ Jack J. Kane                      By: /s/ Ronnie Kaplan
----------------------------------        -------------------------------------
Name:  Jack J. Kane                       Name:   Ronnie Kaplan
Title: Director                           Title:  Vice President


PACIFICA PARTNERS I, L.P.                 PILGRIM PRIME RATE TRUST

By: Imperial Credit Asset Management,     By: Pilgrim Investments, Inc.,
    as its Investment Manager                 as its Investment Manager


By: /s/ Dean K. Kawai                     By: /s/ Charles E. LeMieux
----------------------------------        -------------------------------------
Name:   Dean K. Kawai                     Name:   Charles E. LeMieux, CFA
Title:  Vice President                    Title:  Assistant Vice President


PILGRIM AMERICA HIGH INCOME               MERRILL LYNCH BUSINESS FINANCIAL
INVESTMENTS LTD.                          SERVICES, INC.

By: Pilgrim Investments, Inc.,
    as its Investment Manager             By: /s/ Gary L. Stewart
                                          -------------------------------------
                                          Name:   Gary L. Stewart
                                          Title:  Vice President

By: /s/ Charles E. LeMieux
----------------------------------
Name:   Charles E. LeMieux, CFA
Title:  Assistant Vice President


         Acknowledged and agreed to as of the date first above written.


                                          VISION TWENTY-ONE, INC.


                                          By: /s/ Bruce Maller
                                          -------------------------------------
                                          Name:   Bruce Maller
                                          Title:  Chairman